Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made effective as of April 22, 2008 by and between Goldleaf Financial Solutions, Inc., a Tennessee corporation (the “Company”), and Henry M. Baroco (the “Executive”).

WHEREAS, the Company and the Executive entered into an employment agreement on July 1, 2004 which was amended on October 21, 2005, and the Company and the Executive now desire to amend and restate that employment agreement in its entirety.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

SECTION I
EMPLOYMENT

The Company desires to employ the Executive, and the Executive agrees to be employed by the Company upon the terms and conditions provided in this Agreement.

SECTION II
POSITION AND RESPONSIBILITIES

During the Period of Employment, as such term is defined herein below, the Executive agrees to serve as President- RMSA Division of the Company and to be responsible for such duties as may be assigned to Executive by the Chief Executive Officer of the Company.

SECTION III
TERMS AND DUTIES

A.            Period of Employment.

The period of Executive’s employment under this Agreement began as of July 1, 2004, and continued through June 30, 2006 (the “Initial Term”) and thereafter has continued on annual basis through the date hereof and will continue subject to extension or termination as provided in this Agreement (“Period of Employment”).  The Period of Employment automatically extends through April 22, 2010 and for additional one-year periods thereafter unless either party gives written notice at least one hundred eighty (180) days in advance of the expiration of the then current Period of Employment of such party’s intent not to extend the Period of Employment for an additional year.

B.            Duties.

During the Period of Employment, the Executive shall devote substantially all of his business time, attention and skill to the business and affairs of the Company’s RMSA division; provided, however, that it shall not be a violation of this Agreement for the Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not interfere with the performance of the

Executive’s responsibilities under this Agreement..  The Executive will perform faithfully the duties that may be reasonably assigned to him by the chief executive officer of the Company.  The Executive shall report directly to the chief executive officer of the Company.

SECTION IV
COMPENSATION

For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:

A.            Base Salary.

The Company shall pay the Executive an annual base salary (“Base Salary”) of Two Hundred Ten Thousand Dollars ($210,000) for the first year following the execution date of this Agreement, with increases, if any, thereafter as determined by the chief executive officer in his sole discretion.  The Base Salary shall be payable according to the customary payroll practices of the Company, but in no event shall the payments be made less frequently than on a monthly basis.  Executive’s Base Salary in subsequent years shall not be reduced by the Company.

B.            Annual Incentive Award.

The Company and Executive shall mutually agree upon annual incentive compensation targets and criteria for annual incentive awards (the “Annual Incentive Award”).

C.            Benefits.

The Company shall provide Executive during the Term any additional compensation and benefits plans or programs maintained by Company from time-to-time in which other senior executives of Company participate on terms comparable to those applicable to such other executives commensurate with Executive’s position with Company.   These benefits currently consist of: four weeks annual vacation; provision of cell phone and other electronic communications devices (including payment for monthly and usages fees related thereto); participation in Company retirement plans; and Company paid insurance benefits described on the attached Schedule A.

SECTION V
BUSINESS

The Company and Executive shall mutually agree upon the location from which Executive shall perform duties hereunder. The Company shall reimburse the Executive for all reasonable travel, accommodations and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement wherever they may arise.

SECTION VI
DISABILITY

A.            Effect of Disability.

In the event of disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his disability, until such time as Executive’s long-term disability insurance benefits are available.  However, in the event the Executive is disabled for a continuous period of six (6) months after the Executive first becomes disabled, the Company may terminate the employment of the Executive.  In this case, normal compensation will cease except for any and all payments and/or benefits to be made available to Executive and Executive’s spouse under Section XII of this Agreement, earned but unpaid Base Salary and Annual Incentive Awards, which awards would be payable on a prorated basis for the year in which the disability occurred, and all other unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to Executive as of the date of Termination.

B.            Obligations During Disability.

During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and as long as he is physically and mentally able to do so, the Executive shall furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health.  If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive’s obligation to fulfill information and assistance will end.

C.            Definition of Disability.

The term “disability” will have the same meaning as under any disability insurance provided pursuant to this Agreement or otherwise.

SECTION VII
DEATH

In the event of the death of the Executive during the Period of Employment, the Company’s obligation to make payments under this Agreement shall cease as of the date of death, except for any and all payments and/or benefits to be made available to Executive and Executive’s spouse under Section XII of this Agreement, earned but unpaid Base Salary and the Annual Incentive Award, which will be paid on a prorated basis for that year in which the death occurred, and all other unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to Executive as of the date of Termination.

SECTION VIII
EFFECT OF TERMINATION OF EMPLOYMENT

A.            Payments Upon a Without Cause Termination.

If the Executive’s employment terminates due to a Constructive Discharge or a Without Cause Termination, or a Voluntary Termination following a change in control of the RMSA division (each as defined later in Paragraph D below), the Company shall pay (no later than thirty (30) days following such Constructive Discharge or Without Cause Termination) the

Executive in a lump sum upon such Termination or Constructive Discharge an aggregate amount equal to the sum of (i) two hundred percent (200%) of his Base Salary as in effect at the time of such termination, plus (ii) one hundred percent (100%) of the average of his Annual Incentive Awards paid for the two prior two years.  Any earned but unpaid Base Salary shall also be paid in a lump sum at the time of termination. Such termination shall not relieve the Company of its obligations with respect to any and all payments and/or benefits to be made available to Executive and Executive’s spouse under Section XII of this Agreement.

B.            Payments Upon a Termination for Cause or a Voluntary Termination.

If the Executive’s employment terminates due to a Termination for Cause or a Voluntary Termination (other than as set forth in paragraph A above) or if either party to this Agreement elects not to extend the Period of Employment, earned but unpaid Base Salary will be paid on a pro-rated basis for the year in which the termination occurs, all unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to Executive through the date of Termination will be paid to executive, and no other payments will be made by the Company to Executive or on behalf of Executive. Notwithstanding the foregoing, such termination shall not relieve the Company of its obligations with respect to any and all payments and/or benefits to be made available to Executive and Executive’s spouse under Section XII of this Agreement.  Upon termination of the Executive’s employment, the Period of Employment will cease as of the date of the termination.

C.            Treatment of Options.

In the event that Executive’s employment is terminated for any reason by either Company or Executive (except for a Voluntary Termination by Executive within six months of the date hereof that is not preceded by a change in control of the Company or the Company’s RMSA division), then, without further action, all of Executive’s stock options (“Options”) granted under any stock option program (each and collectively, the “Plan(s)”) that are vested on the termination date shall remain exercisable until the date on which each such option would have terminated had Executive remained employed by the Company, notwithstanding any provision in any Option or Plan that would otherwise  impose a time limit to exercise (or lose) such options within a specified time period following the termination. In furtherance of the prior sentence, the Company will take all necessary actions to ensure that such options remain exercisable in accordance with the terms of this Agreement. This paragraph supercedes any provision to the contrary in the Options or the Plan.

D.            Definitions.

For this Agreement, the following defined terms shall have the meanings described below:

1.     A “Termination for Cause” means termination of the Executive’s employment by the Company’s Board of Directors, by written notice to the Executive specifying the event(s) relied upon for such termination which must be based on, (i) a willful refusal by Executive to substantially follow a lawful order of the Board of Directors, subject, however, to Executive’s right to receive written notice of the order not followed by Executive and the opportunity to promptly follow the order; (ii) Executive’s willful engagement in conduct materially injurious to the business interests of the Company or any of its subsidiaries and affiliates as a group (as determined by the Board of Directors in its reasonable judgment); (iii) Executive’s indictment or conviction for any felony, which in the reasonable judgment of the Board materially affects Employee’s ability to perform his duties pursuant to the Agreement; or (iv) Executive’s material breach of his duties, responsibilities and obligations under this Agreement (except due to Executive’s incapacity as a result of physical or mental illness) that has not been corrected or remedied within 60 days after Executive’s receipt of written notice from the Board specifying such breach; provided, however, (A) such cure period may be extended if Executive is working diligently to cure such breach and reasonably needs an extension to effect such cure, and (B) no such cure period will be provided if, in the Board of Directors’ reasonable judgment, such breach cannot be sufficiently corrected or remedied so as to avoid any material detriment to the Company.

2.     A “Constructive Discharge” means termination of the Executive’s employment by the Executive due to a failure of the Company to fulfill its obligations under this Agreement in any material respect, including (i) a change in geographic location of the position  without Executive’s prior consent; (ii) a reduction in Executive’s Base Salary; (iii) a failure by the Company to require a successor corporation of the Company to honor the terms of this Agreement; or (iv) any material change by the Company in the functions, duties, or responsibilities which would reduce the title, ranking or level, reporting lines, responsibility, importance or scope of the Executive’s position.  The Executive shall provide the Company a written notice which describes the circumstances being relied on for the termination with respect to the Agreement within thirty (30) days after the event giving rise to the notice.  The Company will have thirty (30) days to remedy the situation prior to the termination for Constructive Discharge. Executive and the Company acknowledge and agree that the execution of this Agreement does not constitute a Constructive Discharge under the Executive’s prior employment agreement).

3.     A “Without Cause Termination” means a termination of the Executive’s employment (a) by the Company for any reason other than a Termination for Cause or as a result of the death or disability of Executive; or (b) by Executive as a result of a Constructive Discharge.

4.     A “Voluntary Termination” means a termination of the Executive’s employment by the Executive not as a result of a Constructive Discharge.

SECTION VIIIA
OTHER DUTIES OF THE EXECUTIVE DURING
AND AFTER THE PERIOD OF EMPLOYMENT

A.            Cooperation.

The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

B.            Confidential Information.

The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company.  Access to and knowledge of this information are essential to the performance of the Executive’s duties under this Agreement.  The Executive will not during the Period of Employment or for an eighteen (18) month period thereafter except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any confidential information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law.  The Executive will not make use of this type of confidential information for his own purposes or for the benefit of any person or organization other than the Company.  The Executive will also use his best efforts to prevent the disclosure of this information by others.  All records, memoranda, and similar documents relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.  For purposes of this Agreement “confidential information” does not include (i) information that is or becomes generally available to the public other than as a result of disclosure by Executive or by another party in violation of a similar obligation of confidentiality, (ii) information that is or becomes available to Executive on a non-confidential basis from a source not subject to a confidentiality obligation to Company, (iii) information that was in Executive’s possession on a non-confidential basis prior to Company’s disclosure to Executive, or (iv) information that is independently developed by Executive without the use of the confidential information after the Term.

C.            Protection of Company Business Interests.

During the Period of Employment and for a eighteen (18) month period following termination of the Period of Employment, so long as the Company is in compliance in all material respects with its obligations under the Agreement: (i) the Executive without prior express written approval by the Board of Directors of the Company shall not directly or indirectly own or hold any Proprietary Interest (as defined below) in or be employed by or receive compensation from any party engaged in competition with the business of the Company or the Company’s product lines as they existed upon termination of the Period of Employment; (ii) the Executive without express prior written approval from the Board of Directors, will not solicit any of the then current clients of the Company or discuss with any employee of the

Company information related to the operation of any business intended to compete with the Company; and (iii) the Executive will not directly or indirectly hire any employee of the Company during the period while such person is an employee of the Company or for a period of six (6) months thereafter or solicit or encourage any such employee to leave the employ of the Company. For the purposes of the Agreement, a “Proprietary Interest” means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, other than ownership of less than 5% of any class of equity interest in a publicly-held company.  The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope.

D.            Non-Disparagement.

During the Period of Employment and following termination of the Period of Employment, the Executive shall not disparage, verbally or in writing, the Company or any of its employees, officers, or directors.

E.             Remedies.

The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section VIIIA would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section VIIIA without being required to prove damages or furnish any bond or other security.

F.             Effect of Breach by the Company.

The Executive shall not be bound by the provisions of Section VIIIA in the event of the default by the Company in its obligations under this Agreement that are to be performed upon or after termination of this Agreement that has not been corrected or remedied within thirty (30) days after Company’s receipt of written notice from the Executive specifying such default.

G.            Scope of Restrictions.

If the period of time or other restrictions specified in this Section should be adjudged unreasonable at any proceeding, then the period of time or such other restrictions shall be reduced by the elimination or reduction of such portion thereof so that such restrictions may be enforced in a manner adjudged to be reasonable.

SECTION IX
INDEMNIFICATION, LITIGATION

The Company shall indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and bylaws of the Company whichever affords the greater protection to the Executive.  The Executive will be entitled to any insurance proceeds related to any award, or any fees or expenses incurred by Executive in connection with any action, suit or proceeding brought by a third-party to which he may be made a party by reason of being a director or an officer of the Company.  The Company will use its best efforts to obtain directors and officers liability insurance covering the Executive in an amount and with terms and provisions reasonably acceptable to Executive.  In the event the Company obtains such insurance for any employee, officer, director or affiliate, the Company shall cause such insurance to cover Executive.

SECTION X
CHANGE IN CONTROL

A.            Effect of Change-in-Control.

In the event there is a Change in Control (as defined below) and the obligations of this Agreement are not assumed, the Company shall pay the Executive the amounts that would be due under this Agreement as if a “Without Cause Termination” had occurred.

B.            Definition of Change-in-Control.

A “Change in Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than fifty percent (50%) of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than seventy-five percent (75%) of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all of its assets to another corporation or entity which is not a wholly- owned subsidiary, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 (“Exchange Act”)), shall acquire more than fifty percent (50%) of the outstanding Voting securities of the Company (whether directly, indirectly, beneficially, or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

C.            Excise Tax Indemnification.

If the Internal Revenue Service asserts, or if Executive or the Company is advised in writing by a nationally recognized accounting firm, that any payment in the nature of compensation to, or for the benefit of, Executive from the Company (or any successor in interest) constitutes an “excess parachute payment” under section 280G of the Internal Revenue Code, whether paid pursuant to this Agreement or any other agreement, and including property transfers pursuant to securities and other employee benefits that vest upon a change in the ownership of effective control of the Company (collectively, the “Excess Parachute Payments”) the Company shall pay to Executive, on demand, a cash sum sufficient (on a grossed- up basis) to indemnify Executive and hold him harmless from the following (the “Tax Indemnity Payment”):

(i)            The amount of excise tax under section 4999 of the Internal Revenue Code on the entire amount of the Excess Parachute Payments and all Tax Indemnity Payments to Executive pursuant to this subsection C;

(ii)           The amount of all estimated local, state, and federal income taxes on all Tax Indemnity Payments to Executive pursuant to this subsection C (determined in each case at the highest marginal tax rate); and

(iii)          The amount of any fines, penalties, or interest that have been or potentially will be, assessed in respect of any excise or income tax described in the preceding clauses (i) or (ii); so the amounts of Excess Parachute Payments received by Executive will not be diminished by an excise tax imposed under section 4999 of the Internal Revenue Code or by any local, state, or federal income tax payable in respect of the Tax Indemnity Payments received by Executive pursuant to this subsection C.

SECTION XI
WITHHOLDING TAXES

The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

SECTION XII
EFFECTIVE PRIOR AGREEMENTS

This Agreement contains the entire understanding between the Company and Executive with respect to the subject matter and supersedes any and all prior employment or severance agreements between the Company, and its affiliates, and the Executive.  Notwithstanding the foregoing, the Company and Executive both hereby agree to the following and acknowledge that the following obligations shall survive termination of the Period of Employment:

A. For the period from the Termination Date, which includes termination for any reason including death and disability, until the date Executive reaches the age sixty-five (65) (or, with respect to benefits provided to Executive’s spouse, until the date Executive’s spouse reaches the age sixty-five (65)) (the “Continuation Period”), the Company shall at its expense on behalf of the Executive and his spouse arrange for the continuation of the insurance benefits as described on Schedule A.  Nothing provided herein shall be construed to limit Executive’s post-employment continuation rights under COBRA, and to the extent any such benefits are continued pursuant to COBRA, the Company shall periodically reimburse Executive for his out-of-pocket premiums for benefits continued pursuant to COBRA.  The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Paragraph shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, retiree medical and life insurance benefits.

SECTION XIII
ASSIGNMENT; CONSOLIDATION, MERGER OR SALE OF ASSETS

Neither Company nor Executive may assign any rights or delegate any obligations under this Agreement without the prior written consent of the other party; provided that nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity and to assign   this Agreement and all obligations and undertakings of the Company hereunder in connection therewith without the consent of Executive.  Upon such a Consolidation, Merger or Sale of Assets, the term “the Company” as used will mean the other corporation or entity and this Agreement shall continue in full force and effect.  This Section XIII is not intended to modify or limit the rights of the Executive hereunder, including without limitation, the rights of Executive under Section X.

SECTION XIV
MODIFICATION

This Agreement may not be modified or amended except in writing signed by the parties.  No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver.  A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XV
GOVERNING LAW; ARBITRATION

This Agreement has been executed and delivered in the State of Tennessee its validity, interpretation, performance and enforcement shall be governed by the laws of that state.

Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

SECTION XVI
NOTICES

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to such addresses as may have been furnished by one party to the other party in writing.

SECTION XVII
BINDING AGREEMENT

This Agreement shall be binding on the parties’ successors, heirs and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

GOLDLEAF FINANCIAL SOLUTIONS, INC.

By:	/s/ G. Lynn Boggs

Title:	Chief Executive Officer

EXECUTIVE:

/s/ Henry M. Baroco
Henry M. Baroco

Schedule A

DESCRIPTION OF INSURANCE BENEFITS

During the Period of Employment or as otherwise agreed to the Company will continue to provide and pay the insurance premiums listed below:

PLAN	COVERED PERSONS
Medical – BuyUp Plan (Company pays deductibles)	Employee + 1
Dental (Company pays deductibles)	Employee + 1
Vision (Company pays deductibles)	Employee + 1
Short Term Disability, Long Term Disability, AD & D, Group Life (Company pays deductibles)	Employee Only
Supplemental Income Protection (Company pays deductibles)	Employee Only
Voluntary Benefit – Accident, Cancer, Hospital & Intensive Care (Company pays deductibles)	Employee + 1